                                                                    EXHIBIT 99.1

                                                                  Execution Copy

                          AGREEMENT AND PLAN OF MERGER

                                  by and among:

                            HOSHIZAKI AMERICA, INC.,
                             a Georgia corporation;

                                       and

                               LANCER CORPORATION,
                               a Texas corporation

                          ----------------------------

                          Dated as of October 18, 2005

                          ----------------------------

                                TABLE OF CONTENTS

SECTION 1.       DESCRIPTION OF TRANSACTION.....................................      1

    1.1      Merger of Merger Sub into the Company..............................      1

    1.2      Effect of the Merger...............................................      1

    1.3      Closing; Effective Time............................................      1

    1.4      Certificate of Incorporation and Bylaws; Directors.................      1

    1.5      Conversion of Shares; Conversion of Options........................      2

    1.6      Closing of the Company's Transfer Books............................      2

    1.7      Exchange of Certificates...........................................      3

    1.8      Appraisal Rights...................................................      3

    1.9      Further Action.....................................................      4

SECTION 2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................      4

    2.1      Due Organization; Subsidiaries.....................................      4

    2.2      Authority; Binding Nature of Agreement.............................      4

    2.3      Capitalization, Etc................................................      5

    2.4      SEC Filings; Financial Statements; Sarbanes - Oxley Matters........      6

    2.5      Absence of Changes.................................................      7

    2.6      Company Intellectual Property......................................      9

    2.7      Contracts..........................................................     11

    2.8      Sale of Products; Performance of Services..........................     12

    2.9      Liabilities........................................................     12

    2.10     Compliance with Legal Requirements.................................     13

    2.11     Governmental Authorizations........................................     13

    2.12     Tax Matters........................................................     13

    2.13     Employee and Labor Matters; Benefit Plans..........................     14

    2.14     Environmental Matters..............................................     17

    2.15     Real Property......................................................     17

    2.16     Legal Proceedings; Orders..........................................     18

    2.17     Vote Required......................................................     18

    2.18     Non-Contravention; Consents........................................     18

    2.19     Fairness Opinion...................................................     18

    2.20     Financial Advisor..................................................     19

    2.21     Restrictions on Business Activities................................     19

    2.22     Certain Practices..................................................     19

    2.23     Full Disclosure....................................................     19

    2.24     Matters Pertaining to Coca-Cola Relationship.......................     19

SECTION 3.       REPRESENTATIONS AND WARRANTIES OF PARENT.......................     20

    3.1      Due Organization; Subsidiaries.....................................     20

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                                TABLE OF CONTENTS

    3.2      Authority; Binding Nature of Agreement.............................     20

    3.3      Non-Contravention; Consents........................................     20

    3.4      Legal Proceedings; Orders..........................................     20

    3.5      Full Disclosure....................................................     21

SECTION 4.       CERTAIN COVENANTS OF THE COMPANY...............................     21

    4.1      Operation of the Company's Business................................     21

    4.2      No Solicitation....................................................     23

SECTION 5.       ADDITIONAL COVENANTS OF THE PARTIES............................     24

    5.1      Proxy Statement....................................................     24

    5.2      Company Stockholders' Meeting......................................     24

    5.3      Regulatory Approvals...............................................     25

    5.4      Employee Benefits..................................................     25

    5.5      Indemnification of Officers and Directors..........................     26

    5.6      Additional Agreements..............................................     26

    5.7      Disclosure.........................................................     27

    5.8      Access and Investigation...........................................     27

    5.9      Officers' and Directors' Insurance.................................     27

    5.10     Consents...........................................................     28

SECTION 6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT..................     28

    6.1      Accuracy of Representations........................................     28

    6.2      Performance of Covenants...........................................     28

    6.3      Stockholder Approval...............................................     28

    6.4      Agreements and Documents...........................................     28

    6.5      No Material Adverse Effect.........................................     28

    6.6      HSR Act............................................................     28

    6.7      No Restraints......................................................     28

    6.8      No Governmental Litigation.........................................     28

    6.9      No Other Litigation................................................     29

    6.10     Appraisal Rights...................................................     29

    6.11     Company Legal Opinion..............................................     29

    6.12     Termination of Options.............................................     29

    6.13     Termination of Credit Agreement....................................     29

    6.14     Transfer of Equity Interests Held by Third Parties.................     29

SECTION 7.       CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY..............     29

    7.1      Accuracy of Representations........................................     29

    7.2      Performance of Covenants...........................................     29

    7.3      Stockholder Approval...............................................     29

                                TABLE OF CONTENTS

    7.4      Documents..........................................................     30

    7.5      HSR Act............................................................     30

    7.6      No Restraints......................................................     30

    7.7      Legal Opinion......................................................     30

    7.8      Payment of Exchange Fund...........................................     30

SECTION 8.       TERMINATION....................................................     30

    8.1      Termination........................................................     30

    8.2      Effect of Termination..............................................     31

    8.3      Expenses; Termination Fees.........................................     31

SECTION 9.       MISCELLANEOUS PROVISIONS.......................................     32

    9.1      Amendment..........................................................     32

    9.2      Waiver.............................................................     33

    9.3      No Survival of Representations and Warranties......................     33

    9.4      Entire Agreement; Counterparts.....................................     33

    9.5      Applicable Law; Jurisdiction.......................................     33

    9.6      Attorneys' Fees....................................................     33

    9.7      Assignability......................................................     33

    9.8      Notices............................................................     34

    9.9      Construction.......................................................     34

                                    EXHIBITS

Exhibit A Certain Definitions

Exhibit B Form of Option Holder Release

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER ("AGREEMENT") is made and entered into as of October 18, 2005, by and among HOSHIZAKI AMERICA, INC., a Georgia corporation ("PARENT") and LANCER CORPORATION, a Texas corporation (the "COMPANY"). Certain capitalized terms used in this Agreement are defined in EXHIBIT A, attached hereto and incorporated herein.

                                    RECITALS

      WHEREAS, Parent and the Company intend to effect a merger of a designee of Parent to be formed as a corporation under the laws of the State of Texas ("MERGER SUB") with and into the Company in accordance with this Agreement and the Texas Business Corporation Act (the "MERGER"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent or an Affiliate of Parent.

      WHEREAS, the respective boards of directors of Parent and the Company have approved this Agreement and the Merger.

      WHEREAS, to induce Parent to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement certain Company stockholders are executing voting and support agreements in favor of Parent (the "VOTING AGREEMENTS") whereby they have agreed to vote their shares of Company Common Stock in favor of the adoption of this Agreement.

      NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

      1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION").

      1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Texas Business Corporation Act (the "TBCA").

      1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 600 Peachtree Street, N.E., Suite 2400, Atlanta, Georgia 30308, at 10:00 a.m. on a date to be designated by Parent (the "CLOSING DATE") after the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 shall have been so satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the TBCA (the "CERTIFICATE OF MERGER") shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Texas for filing. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Texas or such other date and time as Parent and the Company may mutually agree and include in the Certificate of Merger (the "EFFECTIVE TIME").

      1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS. Unless otherwise determined by Parent prior to the Effective Time:

            (a) the Certificate of Merger shall include such amendments, schedules or supplements as may be required under the TBCA to provide that the Articles of Incorporation of the Surviving

Corporation from and after the Effective Time shall be, or be the same as, the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that the name of the Surviving Corporation shall be Lancer Corporation;

            (b) the Bylaws of the Surviving Corporation immediately after the Effective Time shall be the Bylaws of the Merger Sub as in effect immediately prior to the Effective Time; and

            (c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time.

      1.5 CONVERSION OF SHARES; CONVERSION OF OPTIONS.

            (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

                  (i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the treasury of the Company) shall cease to exist, and no consideration shall be delivered in exchange therefor;

                  (ii) except as provided in clause "(i)" above and except for Dissenting Shares, each share of Company Common Stock then outstanding shall be converted into the right to receive $22.00 in cash per share, without any interest thereon (the "PRICE PER SHARE"); and

                  (iii) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of Common Stock of the Surviving Corporation.

            (b) Schedule 2.3(b) sets forth all Company Options held by any Person as of the date of this Agreement. All of such Company Options have vested, or prior to or at the Effective Time will vest, in the holders thereof, in accordance with the terms and provisions of the Company Option Plans. In connection with the Merger, at the Effective Time each Company Option shall be converted into the right to receive, as soon as practicable following the Effective Time, an amount in cash equal to the product of (i) (A) the total number of shares of Company Common Stock subject to such Company Option, multiplied by (B) an amount equal to the remainder of (1) the Price Per Share, less (2) the exercise price per share of such Company Option, as set forth on
Schedule 2.3(b), less (ii) the amount of all applicable withholding taxes, if any, required to be withheld with respect to such payment. Prior to the Closing Date, (a) the Company shall take all necessary or appropriate action to effectuate the provisions of this Section 1.5(b) and ensure that from and after the Effective Time no Person (other than Parent) shall have any rights with respect to the capital stock or equity of the Company, including without limitation obtaining a release from each holder of Company Options substantially in the form attached hereto as Exhibit B, and (b) the Company shall terminate the Company Option Plans to be effective as of the Effective Time and the Surviving Corporation shall not assume any liabilities under the Company Option Plans.

      1.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company stockholders, except as provided herein or by applicable Legal Requirement; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a "COMPANY STOCK CERTIFICATE") is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

      1.7 EXCHANGE OF CERTIFICATES.

            (a) On or prior to the Closing Date, Parent shall select The Bank of New York, N.A. to act as exchange agent in the Merger (the "EXCHANGE AGENT"). Immediately prior to the Effective Time, Parent shall deposit with the Exchange Agent in trust (pending the Effective Time) for the benefit of the holders of Company Stock Certificates immediately available funds in an amount not less than the amount necessary to make the payments for the shares of the Company Common Stock contemplated by Section 1.5(a)(ii) (such amount, the "EXCHANGE FUND").

            (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the aggregate Price Per Share relating thereto. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Fund in exchange therefor an amount in cash, without interest, equal to the aggregate Price Per Share relating thereto, and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the aggregate Price Per Share relating thereto as contemplated by
Section 1.5(a)(ii). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the aggregate Price Per Share relating thereto, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

            (c) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for the aggregate Price Per Share relating thereto.

            (d) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of any Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

            (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any portion of the Exchange Fund delivered to any Governmental Body pursuant to any applicable Legal Requirement.

      1.8 APPRAISAL RIGHTS. Notwithstanding Section 1.5 hereof, shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and who has properly demanded such holder's right to appraisal for such shares in accordance with Article 5.12 of the TBCA (and who has neither effectively withdrawn nor lost his, her or its right to such appraisal) ("DISSENTING SHARES"), shall not be converted into a right to receive cash pursuant to Section 1.5, and the holder thereof shall be entitled to only such rights as are granted by the TBCA. If after the Effective Time such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive cash as provided in Section 1.5, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company under Article 5.12 of the TBCA for appraisal of shares of the Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any determination of fair value or any payment with respect to, or settle or offer to settle, any such demands.

      1.9 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent as of the date hereof that, except for the exceptions or qualifications as are disclosed in writing in the disclosure schedules supplied by the Company to Parent of even date herewith (the "COMPANY DISCLOSURE SCHEDULES"), which disclosure shall provide an exception to or otherwise qualify those representations and warranties of the Company contained in the section of this Agreement corresponding to the Schedule where such disclosure appears (for the avoidance of doubt, if any section of the Company Disclosure Schedule discloses an item or information in such a way as to make its relevance to the disclosure required by another section of the Company Disclosure Schedule clearly apparent based solely on the substance and particularity of such disclosure in the Company Disclosure Schedule, the matter shall be deemed to have been disclosed in such other section of the Company Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other section) and, with respect to the representations and warranties other than the representations and warranties set forth in
Section 2.3 below, except as disclosed in the Company SEC Documents filed prior to the date of this Agreement:

      2.1 DUE ORGANIZATION; SUBSIDIARIES. Each of the Acquired Companies (as defined below) is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own, operate, hold under lease and use its assets as, and in the place where, its assets are currently owned, operated or held and used; and (iii) to perform its obligations under all Contracts by which it is bound. Each of the Acquired Companies is qualified to do business as a foreign Entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification. The Company has Delivered to Parent true, correct and complete copies of (i) the certificate or articles, as the case may be, of incorporation, bylaws and other charter or organizational documents of each of the Acquired Companies, including all amendments thereto and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the equity holders of each of the Acquired Companies, the board of directors or managers of each of the Acquired Companies and all committees of the board of directors or managers of each of the Acquired Companies (the items described in (i), and (ii) above, collectively, the "COMPANY CONSTITUENT DOCUMENTS"). The Company Constituent Documents are in full force and effect on the date hereof. The Company has no Subsidiaries, except for the Entities identified in Schedule 2.1. (The Company and each of its Subsidiaries are collectively referred to herein as the "ACQUIRED COMPANIES"). Except as identified on Schedule 2.1, none of the Acquired Companies has any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity, other than the Company's interest in its Subsidiaries. Except as set forth on Schedule 2.1, none of the Acquired Companies has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any other Entity.

      2.2 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has unanimously (a) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger, and (c) recommended the adoption of this Agreement by the Company stockholders and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 5.2). This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and except to the extent that the Company's obligation to consummate the Merger is subject to the approval of the Company's stockholders at the Company Stockholders' Meeting. Prior to the execution of the Voting Agreements, the Board of Directors of the Company approved the Voting Agreements and the transactions contemplated thereby.

      2.3 CAPITALIZATION, ETC.

            (a) The authorized capital stock of the Company consists of: (i) fifty million (50,000,000) shares of Company Common Stock, par value $0.01 per share; and (ii) five million (5,000,000) shares of Preferred Stock, no par value per share. As of the date hereof, 9,573,254 shares of Company Common Stock have been issued and 9,509,028 shares of Company Common Stock are outstanding and no shares of the Company's Preferred Stock have been issued or are outstanding. Such shares of Company Common Stock constitute all of the issued and outstanding shares of capital stock of the Company as of the date hereof. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the Company's Subsidiaries. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company and there is no Acquired Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

            (b) As of the date hereof: (i) 330,483 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1996 Stock Incentive Plan; and (ii) 136,800 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's Stock Option Plan of 2002 (and together with the Company's 1996 Stock Incentive Plan, the "COMPANY OPTION PLANS"). (Stock options granted by the Company pursuant to the Company Option Plans are referred to collectively herein as "COMPANY OPTIONS.") Schedule 2.3(b) sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the Company Option Plan pursuant to which such Company Option was granted; (ii) the name of the holder of such Company Option;
(iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has Delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted Company Options, and the forms of all stock option agreements evidencing such options. The Company Option Plans constitute all stock option plans pursuant to which the Company has granted options to purchase shares of Company Common Stock. The payment to be made to the holders of Company Options pursuant to the terms of this Agreement complies in all respects with the terms of the option agreement and Company Option Plan pursuant to which such holder (or such holder's predecessor) acquired such Company Options. Upon payment of such amounts to such holders, the Company shall have no further liability or obligation of any kind to any such holders in respect of any Company Options.

            (c) Except as set forth in Sections 2.3(a) or 2.3(b), there is no:
(i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any equity interests or other securities of any of the Acquired Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any equity interests or other securities of any of the Acquired Companies; (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a "POISON PILL") or Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its equity interests or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Companies ((i) through (iv) collectively, "STOCK RIGHTS").

            (d) All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding equity interests of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in any Contracts relating to such Company Options. All of the outstanding equity interests of the Company's Subsidiaries that are owned by the Company have been duly authorized and are validly issued, are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Encumbrances.

      2.4 SEC FILINGS; FINANCIAL STATEMENTS; SARBANES-OXLEY MATTERS.

            (a) The Company has Delivered to Parent true, correct and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since December 31, 2000, including all financial statements or schedules included or incorporated by reference therein (the "COMPANY SEC DOCUMENTS"), and all other communications between the Company (the "SEC/DOJ COMMUNICATIONS") and the SEC or the U.S. Department of Justice (the "DOJ"). All Company SEC Documents required to have been filed by the Company with the SEC since December 31, 2000 have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or sent to the SEC or DOJ: (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents or SEC/DOJ Communications contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) The financial statements (including any related notes) contained in the Company SEC Documents (the "COMPANY FINANCIAL STATEMENTS"): (i) complied, as to form and otherwise, in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, to the extent permitted by Regulation S-X for quarterly reports on Form 10-Q, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby. For purposes of this Agreement, "COMPANY BALANCE SHEET" means that consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2005 set forth in the Company's Quarterly Report on Form 10-Q filed with the SEC and the "COMPANY BALANCE SHEET DATE" means June 30, 2005.

            (c) Except as set forth on Schedule 2.4(c), the Acquired Companies
(i) have in place the "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act, and (ii) have disclosed, based on their most recent evaluation prior to the date hereof, to the Company's outside auditors and the audit committee of the Company's Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. The Company's "disclosure controls and procedures" are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. None of the Acquired Companies is a party to any off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K of the SEC).

            (d) The Company Financial Statements were prepared from the books and records of the Acquired Companies, which books and records have been maintained in accordance with sound business practices and all applicable Legal Requirements and reflect all financial transactions of the Company which are required to be reflected in accordance with GAAP. Each of the Acquired Companies maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management's authorization;
(ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company's consolidated assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

            (e) The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002 ("SOX"); such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. The Company has Delivered to Parent complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of SOX and hereby reaffirms, represents and warrants to Parent the matters and statements made in such certificates.

            (f) Except as set forth on Schedule 2.4(f)(i), none of the Acquired Companies has, since December 31, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. Schedule 2.4(f)(ii) sets forth any loan or extension of credit maintained by any of the Acquired Companies to which the second sentence of Section 13(k)(1) of the Exchange Act applied.

      2.5 ABSENCE OF CHANGES. Except as set forth on Schedule 2.5, since the Company Balance Sheet Date:

            (a) each of the Acquired Companies has operated its respective business in the ordinary course and consistent with past practices;

            (b) no fact, event, circumstance or condition exists or has occurred that has had, or could reasonably be expected to have, a Company Material Adverse Effect on the Acquired Companies;

            (c) none of the Acquired Companies has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any equity interests or other securities; (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (iii) sold, issued or granted, or authorized the issuance of, (A) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options), (B) any option, warrant or right to acquire any capital stock or any other security (except for Company Options described in Schedule 2.3(b)), or (C) any instrument convertible into or exchangeable for any capital stock or other security; (iv) made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Companies since the Company Balance Sheet Date exceeds $1,500,000 in the aggregate; (v) changed any of its methods of accounting or accounting practices, except as required by generally accepted accounting principles; (vi) made any material Tax election; or (vii) commenced or settled any material Legal Proceeding;

            (d) none of the Acquired Companies has (i) amended or waived any of its material rights under, or permitted the acceleration of vesting under, any provision of any of the Company Employee Plans (as defined in Section 2.13(a)) or any material provision of any agreement evidencing any outstanding Company Option; (ii) established or adopted any Company Employee Plan; (iii) caused or permitted any Company Employee Plan to be amended in any material respect; or
(iv) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (other than payments or increases in the ordinary course of business consistent with past practice which payments or increases do not exceed, on an individual basis, in excess of $25,000 per year);

            (e) there has been no amendment to any Company Constituent Document of any of the Acquired Companies, and none of the Acquired Companies has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (f) except in the ordinary course of business and consistent with past practices, none of the Acquired Companies has (i) entered into or permitted any of the assets owned or used by it which are material to the Acquired Companies to become bound by any Contract, or (ii) amended or terminated, or waived any right or remedy under, any Material Contract (as defined in Section 2.7);

            (g) none of the Acquired Companies has (i) sold or otherwise disposed of, or acquired, leased, licensed, waived or relinquished, any right which is material to the Acquired Companies or other asset which is material to the Acquired Companies to, from or for the benefit of, any other Person except for rights or other assets sold, disposed of, acquired, leased, licensed, waived or relinquished in the ordinary course of business and consistent with past practices; (ii) made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business or (iii) guaranteed any indebtedness for borrowed money;

            (h) none of the Acquired Companies have revalued any of their assets;

            (i) there has been no increase of (other than increases resulting from the calculation of reserves in the ordinary course of business consistent with past practice) or change in the assumptions underlying, or methods of calculating, any reserves for bad debt, any accruals, any contingency, or other reserves;

            (j) there has been no payment, discharge or satisfaction of any claims, encumbrances, liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practices of (i) liabilities and obligations arising in the ordinary course of business consistent with past practices, or (ii) liabilities reflected or reserved against in the Company Financial Statements;

            (k) there has been no labor dispute concerning any Acquired Company;

            (l) there has been no change in the accounting policies or practices of any Acquired Company;

            (m) there has been no damage, destruction or loss, whether covered by insurance or not, of any material asset of any of the Acquired Companies;

            (n) there has been no material change in underwriting, pricing, actuarial or investment practices or policies;

            (o) there has been no waiver or release of any right or claim of any Acquired Company, including any write-off or other compromise of any account receivable of the Company exceeding $50,000 in the aggregate;

            (p) there has been no commencement or notice or, to the Company's Knowledge, threat of any lawsuit, arbitration or proceeding against or investigation of any Acquired Company or any of their affairs;

            (q) there has been no resignation of any officer or executive employee, or any other employee the loss of whom could be, or has had, a Company Material Adverse Effect on the Company Intellectual Property or the conduct of the business of the Company; and

            (r) there has been no negotiation or agreement by any Acquired Company or by any of their officers or employees to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

      2.6 COMPANY INTELLECTUAL PROPERTY.

            (a) For purposes of this Agreement, the following terms have the following definitions:

                  (i) "INTELLECTUAL PROPERTY" means any or all of the following and all rights in, arising out of or associated therewith: (A) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data, supplier lists and customer lists and all documentation relating to any of the foregoing; (C) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (D) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("TRADEMARKS"); (E) all databases, data collections and content and all rights therein, throughout the world; (F) all computer software, including all source code, object code, firmware, development tools, files, records data, and documentation (including design documents, flowcharts and specifications therefor), and all media on which any of the foregoing is recorded; (G) all domain names, uniform resource locators and other Internet or similar addresses or identifiers ("DOMAIN NAMES"); and (H) any similar, corresponding or equivalent rights to any of the foregoing and all documentation related to any of the foregoing.

                  (ii) "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned or rightfully used by any Acquired Company.

                  (iii) "REGISTERED INTELLECTUAL PROPERTY" shall mean all United States, international and foreign: (a) patents; (b) registered trademarks and registered service marks (including both federal and state registrations); (c) registered copyrights; and (d) registered Domain Names.

            (b) Schedule 2.6(b) sets forth a true, correct and complete list of all (i) Registered Intellectual Property owned by any Acquired Company (the "COMPANY REGISTERED INTELLECTUAL PROPERTY"); (ii) applications to register any Company Intellectual Property owned by any Acquired Company; and (iii) proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") and any equivalent authority anywhere in the world) related to any of the Registered Intellectual Property owned by any Acquired Company.

            (c) Except as listed on Schedule 2.6(c), each item of Company Intellectual Property owned by any Acquired Company, including the Company Registered Intellectual Property, is free and clear of any Liens and any and all obligations of any Acquired Company to make payments to any other Person. Each Acquired Company owns or has the right to use all Intellectual Property necessary for the operation or conduct of its business as currently operated and conducted, including the sale or license of any products or technology, or the provision of any services, by such Acquired Company.

            (d) To the extent that any material Intellectual Property has been developed or created by any Person, other than (i) any Acquired Company or (ii) an employee of any Acquired Company who developed or created such Intellectual Property within the scope of his or her employment with such Acquired Company, to whom such Acquired Company has, directly or indirectly, paid to develop or create such Intellectual Property, each Acquired Company has a written "work-for-hire" agreement with such Person with respect thereto pursuant to which (A) such person has assigned all rights to such Intellectual Property to such Acquired Company, and (B) such Acquired Company has obtained thereby valid ownership of, and is the exclusive owner of, all such Intellectual Property. To the extent that any Acquired Company has acquired any material Intellectual Property from any other Person, then, to the extent required by applicable laws and regulations to perfect such Acquired Company's right in such Intellectual Property, such Acquired Company has recorded each such assignment with the relevant authorities.

            (e) Except as set forth on Schedule 2.6(e), no Acquired Company has
(i) granted to any other Person any license of or right to use, or (ii) transferred ownership in whole or in part to any other Person in or to, any Company Intellectual Property. All representations and warranties made or given by any Acquired Company to any of its customers respecting any Company Intellectual Property are true and correct.

            (f) Schedule 2.6(f) sets forth all licenses and other agreements pursuant to which any Acquired Company licenses or otherwise is granted the right to use any Intellectual Property of any third party used in the conduct of the business of the Company, other than "shrink-wrap," "click-through" and similar widely available commercial end-user licenses.

            (g) Except as set forth in Schedule 2.6(g), no Company Intellectual Property infringes or misappropriates the Intellectual Property of any Person, and no Acquired Company has received written notice from any Person in the last two years (i) claiming that the conduct of such Acquired Company's business or any act, product, technology or service of such Acquired Company infringes or misappropriates the Intellectual Property of any Person or (ii) challenging the validity or effectiveness of the Intellectual Property used by such Acquired Company in the conduct of their business, or challenging the ownership of any of the Company Intellectual Property.

            (h) Each item of Company Registered Intellectual Property listed on
Schedule 2.6(b) and owned by any Acquired Company is valid and subsisting. All necessary registration, maintenance and renewal fees in connection with the Registered Intellectual Property listed on Schedule 2.6(b) owned by any Acquired Company have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property owned by such Acquired Company have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property owned by such Acquired Company. In each case in which any Acquired Company has acquired ownership of any material Intellectual Property rights from any Person, such Acquired Company has obtained a valid and enforceable assignment sufficient to transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property).

            (i) There are no material contracts, licenses or agreements between the Company and any other Person with respect to Intellectual Property owned or used by any Acquired Company under which there is any material dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by such Acquired Company thereunder.

            (j) Except as set forth on Schedule 2.6(j), to the Company's Knowledge, no Person is infringing or misappropriating any Company Intellectual Property.

            (k) Each Acquired Company has taken reasonable steps in accordance with normal industry practice to protect their rights in confidential information and trade secrets thereof or provided by any other Person thereto.

            (l) Except as set forth on Schedule 2.6(l), no Company Intellectual Property or product, technology or service of any Acquired Company is subject to any proceeding or outstanding decree, order, judgment, or stipulation that restricts in any manner the use, transfer or licensing thereof by any Acquired Company or may be reasonably expected to affect the validity, use or enforceability of such Company Intellectual Property.

            (m) The source code and system documentation relating to all Acquired Company proprietary software programs other than widely available off the shelf software (i) have at all times been maintained in strict confidence,
(ii) have been disclosed by the Acquired Companies only to employees who have a "need to know" the contents thereof in connection with the performance of their duties to the Acquired Companies and who have executed the agreements referred to in Section 2.6(d) above, and (iii) have not been disclosed to any third party not under an obligation to maintain the confidential nature of such information.

            (n) Neither the execution or performance of this Agreement, nor the transactions contemplated by this Agreement, will result in (i) the termination of any licenses pursuant to which any Acquired Company obtains Intellectual Property for use in its business, or an increase in the royalties or license fees payable by any Acquired Company thereunder, (ii) any Acquired Company granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any Acquired Company, or (iii) any Acquired Company being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business.

      2.7 CONTRACTS.

            (a) Schedule 2.7 identifies each Acquired Company Contract that, as of the date hereof, constitutes a "MATERIAL CONTRACT". For purposes of this Agreement, each of the following shall be deemed to constitute a Material
Contract:

                  (i) any Contract that is required by the rules and regulations of the SEC to be described in the Company SEC Documents or to be filed as an exhibit thereto;

                  (ii) any Contract relating to the employment of any employee, and any Contract pursuant to which any of the Acquired Companies is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary), to any current or former employee or director or any Contract which provides for the acceleration of vesting of any options or acceleration of other rights to acquire shares of Company Common Stock;

                  (iii) any Acquired Company Contract relating to the acquisition, transfer, development, sharing or license of any material Company Intellectual Property (except for any Acquired Company Contract pursuant to which (A) any material Company Intellectual Property is licensed to the Acquired Companies under any third party software license generally available to the public at a cost of no more than $50,000 per year, or (B) any material Company Intellectual Property is licensed by any of the Acquired Companies to any Person on a non-exclusive basis);

                  (iv) any Contract which provides for indemnification of any officer, director, employee, agent or third party;

                  (v) any Contract imposing any restriction on the right or ability of any Acquired Company to (A) compete with any other Person, (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, (C) develop or distribute any material Intellectual Property, (D) make, have made, use or sell any current products or products under development, or (E) acquire any capital stock or other security of any Person;

                  (vi) any contract that contemplates or involves payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate;

                  (vii) any other Contract, if a breach of such Acquired Company Contract could reasonably be expected to have a Company Material Adverse Effect on the Acquired Companies;

                  (viii) any Contract requiring that any of the Acquired Companies give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction; and

                  (ix) any Contract or other agreement, commitment or discussion with respect to the sale, transfer or divestiture of all or any material portion of the assets or equity interests of any Acquired Company.

            (b) Each Acquired Company Contract is valid and in full force and effect, and is enforceable in accordance with its terms against the Company, and to the Company's Knowledge, against the other party thereto. The Company has Delivered to Parent an accurate and complete copy of each Material Contract.

            (c) None of the Acquired Companies has violated or breached, or committed any default under, any Acquired Company Contract, and, to the Company's Knowledge, no other Person has violated or breached, or committed any default under, any Acquired Company Contract.

            (d) To the Company's Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (i) give any Person the right to declare a default or exercise any remedy under any Material Contract; (ii) give any person the right to receive or require a significant rebate, significant chargeback, significant penalty or significant change in delivery schedule under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Company Material Contract in each case, in a manner that could reasonably be expected to have a Company Material Adverse Effect.

      2.8 SALE OF PRODUCTS; PERFORMANCE OF SERVICES. Each product sold or licensed by any of the Acquired Companies to any Person conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements at the time it was sold except to the extent that any nonconformance or noncompliance could not reasonably be expected to result in a Company Material Adverse Effect on the Acquired Companies.

      2.9 LIABILITIES. None of the Acquired Companies has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements prepared in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "LIABILITIES" column of the Company Balance Sheet; and (b) normal and recurring liabilities that have been incurred by the Acquired Companies since the Company Balance Sheet Date in the ordinary course of business and consistent with past practices which have not resulted in any material increase in the Company's liabilities from those disclosed or provided for in the Company Balance Sheet or in the related notes.

      2.10 COMPLIANCE WITH LEGAL REQUIREMENTS. Each of the Acquired Companies is, and at all times since December 31, 2001 has been, in material compliance with all applicable Legal Requirements. Except as set forth on Schedule 2.10, since December 31, 2001, none of the Acquired Companies has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

      2.11 GOVERNMENTAL AUTHORIZATIONS. Each of the Acquired Companies holds all material Governmental Authorizations necessary to enable such Acquired Company to conduct its business in the manner in which such business is currently being conducted and as proposed to be conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Company is, and at all times since December 31, 2001 has been, in compliance with the terms and requirements of such Governmental Authorizations except where the failure to comply with such terms and requirements has not had, and could not reasonably be expected to have, a Company Material Adverse Effect on the Acquired Companies. Except as set forth on Schedule 2.11, since December 31, 2001, none of the Acquired Companies has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

      2.12 TAX MATTERS. All Tax Returns required to be filed by or on behalf of any of the Acquired Companies with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "ACQUIRED COMPANY RETURNS") (a) have been or will be filed on or before the applicable due date (including any allowable extensions of such due date), and (b) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. No claim has ever been made by a Governmental Authority in a jurisdiction in which an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by such jurisdiction. Schedule 2.12 lists each jurisdiction in which each Acquired Company files a Tax Return. All amounts shown on the Acquired Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Companies and with respect to which adequate reserves for payment have been established). There are no liens for material Taxes upon any of the assets of any of the Acquired Companies except liens for current Taxes not yet due and payable. No extension or waiver of the limitation period applicable to any of the Acquired Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Company other than an extension resulting from the filing of a Tax Return after its due date in the ordinary course of business. No claim or Legal Proceeding is pending or, to the Company's Knowledge, has been threatened against or with respect to any Acquired Company in respect of any material Tax. None of the Acquired Companies has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of the Acquired Companies has been, and none of the Acquired Companies will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Companies that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be fully deductible as a result of Section 280G or Section 162(m) of the Code. There is no agreement, plan, arrangement or Contract whereby the Company would be obligated to pay any excise taxes due from any employee of the Company. None of the Acquired Companies is a party to any Contract to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. None of the Acquired Companies is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract, including any obligation arising by reason of Treasury Regulations Section 1.1502-6, and none of the Acquired Companies has or, by reason of the consummation of the transactions contemplated under this Agreement, will have any liability or obligation under any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. None of the Acquired Companies have made any distribution of stock of any "CONTROLLED CORPORATION," as that term is defined by Section 355(a)(1) of the Code. Schedule 2.12 lists
(i) all of the Tax positions taken on the Acquired Company Returns for which the Company did not have "substantial authority" within the meaning of Section 6662, and (ii) any "reportable transaction" or "listed transaction" within the meaning of Section 6662A(d) of the Code that the Company has participated in prior to the Closing Date.

      2.13 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

            (a) Schedule 2.13(a) lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), and all other bonus, Stock Option Plan, stock purchase, incentive, deferred compensation, supplemental retirement, severance, perquisites, fringe benefits and other similar benefit plans, programs or arrangements (including a specific identification of those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including a specific identification of those which contain change of control provisions or pending change of control provisions), written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any domestic former or current employee, officer, director, independent contractor or consultant (or any of their beneficiaries) of any Acquired Company or any other Entity (whether or not incorporated) which is a member of a controlled group which includes any of the Acquired Companies or which is under common control with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m) or (o) of the Code or
Section 4001(a) (14) or (b) of ERISA, as well as each plan with respect to which any of the Acquired Companies could incur liability under Title IV of ERISA or
Section 412 of the Code (collectively, the "COMPANY EMPLOYEE PLANS"). The Company has Delivered to Parent copies of (i) each such written Company Employee Plan (or a written description of any Company Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying financial statements, schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA, (iv) the latest reports which have been filed with the U.S. Department of Labor with respect to each Company Employee Plan required to make such filing, (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination), and (vi) financial and other information regarding current and projected liabilities with respect to each Company Employee Plan for which the filings described in (ii), (iii) or (iv) above are not required under ERISA.

            (b)(i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than continuation coverage to the extent required by any Legal Requirement, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise), and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement" as such term is defined in Section 3(40)(A) of ERISA, or a "voluntary employee beneficiary association" within the meaning of Section 501(c)(9) of the Code; (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Company

Employee Plan which could subject any of the Acquired Companies, directly or indirectly, to a material tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach could reasonably be expected to have a Company Material Adverse Effect on any of the Acquired Companies; (iv) all Company Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with all applicable Legal Requirements, and may by their terms be amended and/or terminated at any time subject to applicable Legal Requirements and the terms of each Company Employee Plan, and each of the Acquired Companies has performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, any Company Employee Plan, and none of the Acquired Companies has any Knowledge of any default or violation by any other Person with respect to, any of the Company Employee Plans; (v) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (or comparable letter, such as an opinion or notification letter as to the form of plan adopted by one or more Acquired Companies), and, to the Company's Knowledge, nothing has occurred which may reasonably be expected to impair such determination; (vi) all contributions required to be made with respect to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (vii) with respect to each Company Employee Plan, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any material outstanding liability to any Acquired Company nor would the consummation of the transactions contemplated hereby (including the execution of this Agreement) constitute a reportable event for which the 30-day notice requirement has not been waived; and (viii) none of the Acquired Companies has incurred or reasonably expects to incur any liability under Title IV of ERISA including, without limitation, any material liability arising out of or resulting from an event described in Section 4062, 4063 or 4041 of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course). Except as could not reasonably be expected to result in material liability to any of the Acquired Companies, no action, claim, suit, lien, litigation, proceeding, arbitral action, governmental audit, inquiry or investigation relating to any Company Employee Plan (other than routine claims for benefits) is pending or, to the Company's Knowledge, is threatened. With respect to each Company Employee Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, all claims incurred by the Acquired Companies are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the Company Financial Statements.

            (c) No Company Employee Plan is or ever has been subject to Title IV of ERISA, and no Acquired Company nor any other Entity (whether or not incorporated) which is a member of a controlled group which includes any of the Acquired Companies or which is under common control with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m), or (o) of the Code or
Section 4001(a)(14) or (b) of ERISA has ever sponsored, contributed to, or had any other liability or potential liability with respect to any plan that is or was ever subject to Title IV of ERISA.

            (d) Except as set forth on Schedule 2.13(d), (i) none of the Acquired Companies has during the last five (5) years maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Company Employee Plan that invests in Company capital stock; (ii) since December 31, 2001, none of the Acquired Companies has proposed or agreed to any increase in benefits under any Company Employee Plan (or the creation of new benefits) or change in employee coverage which could materially increase the expense of maintaining any Company Employee Plan; (iii) the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee; (iv) no person will be entitled to any severance benefits under the terms of any Company Employee Plan as a result of the consummation of the transactions contemplated by this Agreement; and (v) none of the Acquired Companies will be denied an income tax deduction pursuant to Section 162(m) or 280G of the Code.

            (e) Each employee pension benefit plans all employee welfare benefit plans, and all other bonus, Stock Option Plan, stock purchase, incentive, deferred compensation, supplemental retirement, severance, perquisites, fringe benefits and other similar benefit plans, programs or arrangements (including a specific identification of those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including a specific identification of those which contain change of control provisions or pending change of control provisions), written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any foreign former or current employee, officer, director, independent contractor or consultant (or any of their beneficiaries) of any Acquired Company or any other Entity (whether or not incorporated) covering non-U.S. employees (a "COMPANY INTERNATIONAL PLAN") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Legal Requirements (including any special provisions relating to registered or qualified plans where such Company International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. The fair market value of the assets of each funded Company International Plan, if any, (or the liability of each funded Company International Plan funded through insurance) is sufficient to procure or provide for the benefits accrued thereunder through the Effective Time according to the actuarial assumptions and valuations most recently used to determine employer contributions to the Company International Plan.

            (f) The fiduciary liability insurance policies in effect covering the fiduciaries of the Company Employee Plans (including the Acquired Companies) and Company International Plans are set forth on Schedule 2.13(f).

            (g)(i) There are no controversies pending or, to the Company's Knowledge, threatened, between any of the Acquired Companies and any of their respective employees, which controversies have had, or could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect on the Acquired Companies; (ii) none of the Acquired Companies is in breach of any material collective bargaining agreement or other labor union contract applicable to persons employed by any of the Acquired Companies. To the Company's Knowledge, there are no activities or proceedings of any labor unions to organize employees, or any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees (foreign or domestic) of any of the Acquired Companies which could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect on the Acquired Companies. The Company is not obligated to make any payments or provide any benefits to any Person under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar state law. With respect to the Acquired Companies and their current and former employees, there has been no "mass layoff" or "plant closing" during the prior six months.

            (h) Schedule 2.13(h) identifies each Company Employee Plan that is or has ever been a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1. Each such nonqualified deferred compensation plan has (i) since January 1, 2005, satisfied the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code, and been operated in accordance with such requirements, and (ii) since October 3, 2004, not been "materially modified" within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18.

            (i) The Acquired Companies are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, including, without limitation, wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, plant closure or mass layoff issues, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance. None of the Acquired Companies has engaged or is engaging in any unfair labor practice. No unfair labor practice or labor charge, inquiry, investigation, proceeding or complaint is pending or, to the Company's

Knowledge, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

            (j) No "leased employee," as that term is defined in Section 414(n) of the Code, performs services for the Acquired Companies. All persons to whom the Acquired Companies have made payments for the performance of services during the three-year period ending on the Closing Date have been properly classified as employees or non-employees for purposes of federal income and employment tax withholding and coverage under any of the Company Employee Plans.

      2.14 ENVIRONMENTAL MATTERS. Each of the Acquired Companies is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Companies of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Acquired Companies has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Companies is not in compliance with any Environmental Law, and, to the Company's Knowledge, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Companies with any Environmental Law in the future. Except as to the Company, to the Company's Knowledge, no current or prior owner of any property leased or controlled by any of the Acquired Companies has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired Companies is not in compliance with any Environmental Law. To the Company's Knowledge, all property that is or has been leased to, controlled by or used by the Acquired Companies, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature and none of the Acquired Companies has any liability for any clean-up or remediation under any Environmental Law or the exposure of any individual to Materials of Environmental Concern. All property that is leased to, controlled by or used by any of the Acquired Companies is free of any asbestos or asbestos-containing material.

      2.15 REAL PROPERTY.

            (a) Schedule 2.15(a) sets forth a true, correct and complete list of all real property owned by any Acquired Company (the "OWNED REAL PROPERTY"). The Acquired Companies have good and marketable title to each of the Owned Real Properties, free and clear of all liens, charges and encumbrances other than liens, charges and encumbrances which do not materially interfere with the Company's use and enjoyment of the Owned Real Properties or materially detract from or diminish the value thereof. Except as set forth on Schedule 2.15(a), there are no purchase options, rights of first refusal or similar rights outstanding with respect to any of the Owned Real Properties. No Acquired Company has received notice of any pending, and to the Company's Knowledge there is no threatened, condemnation with respect to any of the Owned Real Properties. The Company has Delivered to Parent true, correct and complete copies of all leases pursuant to which any Acquired Company leases all or a portion of any Owned Real Property to a third party. Each such lease is valid, binding and in full force and effect. No termination event or condition or uncured default of a material nature on the part of any Acquired Company or, to the Company's Knowledge, the tenant thereunder exists under any such lease.

            (b) Schedule 2.15(b) sets forth a true, correct and complete list of all leases, subleases and other agreements under which any Acquired Company uses or occupies or has the right to use or occupy, now or in the future, any real property (the "REAL PROPERTY LEASES"). The Company has Delivered to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by any Acquired Company as tenants thereunder are current. No termination event or condition or uncured default of a material nature on the party of any Acquired Company or, to the Company's Knowledge, the landlord thereunder exists under any Real Property Lease. Each Acquired Company has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the current Company Financial

Statements, (ii) Taxes and general and special assessments not in default and payable without penalty and interest, and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with any Acquired Company's use and enjoyment of such real property or materially detract from or diminish the value thereof. No Acquired Company has received notice of any pending, nor is there to Company's Knowledge any threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.

      2.16 LEGAL PROCEEDINGS; ORDERS. Except as set forth on Schedule 2.16, There is no pending Legal Proceeding and, to the Company's Knowledge, no Person has threatened to commence any Legal Proceeding, that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies. There is no order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject.

      2.17 VOTE REQUIRED. The affirmative vote of the holders of two-thirds of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "REQUIRED COMPANY STOCKHOLDER VOTE") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and otherwise approve the Merger and the other transactions contemplated by this Agreement.

      2.18 NON-CONTRAVENTION; CONSENTS. Except as set forth on Schedule 2.18, neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the Merger by the Company or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of any of the provisions of the Company Constituent Documents of any of the Acquired Companies or any resolution adopted by the equity holders, directors or managers of any of the Acquired Companies;

            (b) result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the material assets owned or used by any of the Acquired Companies, is subject;

            (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any of the assets owned or used by any of the Acquired Companies, except where the contravention of, conflict with or violation of, any such terms or requirements could not, individually or in the aggregate, have a Company Material Adverse Effect on the Acquired Companies; or

            (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (iii) accelerate the maturity or performance of any Material Contract, or (iv) cancel, terminate or modify any term of any Material Contract, except in each case where the contravention of, conflict with, or violation or breach of any such provision could not, individually or in the aggregate, have a Company Material Adverse Effect on the Acquired Companies.

      Except as may be required by the TBCA, the HSR Act and any foreign antitrust law, none of the Acquired Companies was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

      2.19 FAIRNESS OPINION. The Company's board of directors has received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Price Per Share is fair, from a financial point of view, to the Company stockholders. The Company will furnish an accurate and complete copy of the written confirmation of such opinion to Parent as soon as reasonably practicable after the date hereof.

      2.20 FINANCIAL ADVISOR. Except for the amounts payable to Houlihan Lokey Howard & Zukin Capital and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (collectively, "HOULIHAN LOKEY") under those certain agreements dated, March 23, 2005, by and between the Company and Houlihan Lokey, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement. The Company has Delivered to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Houlihan Lokey.

      2.21 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth on Schedule 2.21, there is no Contract (non-compete or otherwise), commitment, judgment, injunction, order or decree to which any Acquired Company is a party or otherwise binding upon any Acquired Company which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of, or the conduct of business by, any Acquired Company, any acquisition or disposition of property (tangible or intangible) by any Acquired Company, or the freedom of any Acquired Company to engage in any line of business or to compete with any other Person. Without limiting the foregoing, the Company has not entered into any agreement under which it is (a) restricted from selling, licensing or otherwise distributing any of its technology or products to any customer or class of customers, (b) required to buy from, license or otherwise acquire any technology, Intellectual Property, data or content from any vendor or class of vendors, in any geographic area, during any period of time or in any segment of the market, or (c) required to sell, license or otherwise distribute its technology or products to any customer or class of customers at prices guaranteed to be lower than those charged to any other customer.

      2.22 CERTAIN PRACTICES. Each Acquired Company has complied in all respects with the U.S. Foreign Corrupt Practices Act (or similar laws outside the United States). None of the Acquired Companies, or any director, officer, employee or agent of any Acquired Company, has, directly or indirectly, (i) made any payment, provided services or given or agreed to give any gift or similar benefit or other favors in the United States or in any foreign country in order to obtain preferential treatment or consideration by any supplier or Governmental Authority with respect to any aspect of the business of any Acquired Company that violated any Legal Requirement, (ii) used funds or other assets of any Acquired Company, or made any promise or undertaking in such regard, for any other illegal payments to or for the benefit of any Person or the establishment or maintenance of a secret or unrecorded fund, or (iii) made any political contributions that would not be lawful under the laws of the United States, any foreign country or any jurisdiction within the United States or any foreign country. There have been no false or fictitious entries made in the books or records of any Acquired Company relating to any such illegal payment or secret or unrecorded fund. Neither any Acquired Company, nor, to the Company's Knowledge, any director, officer, employee or agent of any Acquired Company, has been or is the subject of any investigation by any Governmental Authority in connection with any such payment, provision of services or contribution.

      2.23 FULL DISCLOSURE. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or at the time it is mailed to the Company stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

      2.24 MATTERS PERTAINING TO COCA-COLA RELATIONSHIP. Each of the Acquired Companies has complied in all respects with all of the terms and conditions of that certain Master Development Agreement, dated December 30, 1983, by and between The Coca-Cola Company and the Acquired Companies, as amended (the "COCA-COLA AGREEMENT"), and each selected project agreement entered into in connection therewith (each, an "SPA"), including without limitation all disclosure, licensing and notification rights contained therein. Schedule 2.24 lists the Coca-Cola Agreement, each SPA entered into in connection therewith, and all other agreements between The Coca-Cola Company or any of its affiliates, on the one hand, and any Acquired Company, on the other hand.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent represents and warrants to the Company (subject to such exceptions or qualifications as are disclosed in writing in the disclosure schedules supplied by Parent to the Company of even date herewith (the "PARENT DISCLOSURE SCHEDULES"), which disclosure shall provide an exception to or otherwise qualify those representations and warranties of Parent and Merger Sub contained in the section of this Agreement corresponding to the Schedule where such disclosure appears (for the avoidance of doubt, if any section of the Parent Disclosure Schedule discloses an item or information in such a way as to make its relevance to the disclosure required by another section of the Parent Disclosure Schedule clearly apparent based solely on the substance and particularity of such disclosure in the Parent Disclosure Schedule, the matter shall be deemed to have been disclosed in such other section of the Parent Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other section)) as follows:

      3.1 DUE ORGANIZATION; SUBSIDIARIES. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and upon its formation Merger Sub will be a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Parent has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and
(iii) to perform its obligations under all Material Contracts by which it is bound. Parent is, and upon its formation Merger Sub will be, qualified to do business as a foreign corporation, and in good standing, under the laws of all jurisdictions where the nature of their businesses requires such qualification. All of the business operations and business assets and rights of Parent and its Affiliates in the United States of America are owned and controlled directly or indirectly by Parent.

      3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of Parent (at a meeting duly called and held) has authorized and approved the execution, delivery and performance of this Agreement by Parent and approved the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent, in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      3.3 NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent and Merger Sub of the Merger will directly or indirectly (with or without notice or lapse of time) (a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Parent or Merger Sub, (b) result in a default by Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, or (c) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject. Except as may be required by the TBCA, the HSR Act, and any foreign antitrust law or regulation, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger.

      3.4 LEGAL PROCEEDINGS; ORDERS. Except as could not reasonably be expected to have a Parent Material Adverse Effect or to materially delay or interfere with the consummation of the Merger: (i) there is no pending Legal Proceeding and, to Parent's Knowledge, no Person has threatened to commence any Legal Proceeding, that involves Parent or any of the assets owned or used by Parent; and (ii) there is no order, writ, injunction, judgment or decree to which Parent, or any of the material assets owned or used by Parent, is subject.

      3.5 FULL DISCLOSURE. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the Company stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

      4.1 OPERATION OF THE COMPANY'S BUSINESS.

            (a)During the period from the date of this Agreement through the Effective Time (the "PRE-CLOSING PERIOD"), the Company shall: (i) ensure that each of the Acquired Companies conducts its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in compliance with all applicable Legal Requirements and the requirements of all Material Contracts; (ii) ensure that each of the Acquired Companies preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Companies; (iii) provide all notices, assurances and support required by any Contract relating to any Company Intellectual Property to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by any Acquired Company of any Company Intellectual Property; (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Acquired Companies and (v) to the extent requested by Parent, cause its officers to report regularly to Parent concerning the status of the Acquired Companies' respective businesses.

            (b) Except as disclosed in the Company Disclosure Schedules, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent which consent, or refusal to consent, will not be unreasonably delayed), and shall not permit any of the other Acquired Companies to:

                  (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements;

                  (ii) sell, issue, grant or authorize the issuance or grant of
(i) any capital stock or other security, (ii) any Stock Rights, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement);

                  (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any Company Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option or any related Contract;

                  (iv) amend or permit the adoption of any amendment to any of the Company Constituent Documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                  (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

                  (vi) make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $200,000; provided however, that the maximum amount of all capital expenditures made on behalf of the Acquired Companies during the Pre-Closing Period shall not exceed $1,000,000 in the aggregate;

                  (vii) except in the ordinary course of business and consistent with past practice, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

                  (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by any Acquired Company in the ordinary course of business and not having a value, or not requiring payments to be made or received, in excess of $50,000 individually, or $250,000 in the aggregate), or waive or relinquish any material right;

                  (ix) lend money to any Person, or incur or guarantee any indebtedness;

                  (x) establish, adopt or amend any Company Employee Plan, Company International Plan or collective bargaining agreement (unless required by any Legal Requirement), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or officers; provided, however, that the Acquired Companies may make regularly scheduled bonus payments and increase the amount of wages paid to employees in the ordinary course of business and consistent with past practices;

                  (xi) hire any new employee having an annual salary in excess of $100,000;

                  (xii) change any of its methods of accounting or accounting practices in any respect except as required by generally accepted accounting principles;

                  (xiii) make or change any election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any Acquired Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Acquired Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action could have the effect of increasing the Tax liability of any Acquired Company for any period ending after the Closing Date or decreasing any Tax attribute of any Acquired Company existing on the Closing Date;

                  (xiv) commence or settle any material Legal Proceeding;

                  (xv) enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;

                  (xvi) take or agree to take any action which could result in the failure to satisfy the condition provided for in Section 6.1 or 6.2;

                  (xvii) take any action allowed under the Company Constituent Documents that could have the effect of hindering or otherwise preventing the transactions contemplated by this Agreement; or

                  (xviii) agree or commit to take any of the actions described in clauses "(i)" through "(xvii)" of this Section 4.1(b).

      4.2 NO SOLICITATION.

            (a) No Acquired Company, nor any of their Representatives, shall directly or indirectly, (i) solicit, initiate, or encourage or induce the making, submission or announcement of any inquiries or the making of any proposal or offer related to an Acquisition Transaction or take any action that could reasonably be expected to lead to any such inquiries or the making of any such proposal or offer, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Transaction or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Transaction, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Transaction, (iv) approve, endorse or recommend any Acquisition Transaction, (v) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Transaction or (vi) enter into any letter of intent or similar document or any Contract having a primary purpose of effectuating, or which could effect, any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this
Section 4.2(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Companies to, or entering into discussions or negotiations with, any Person in response to a Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Acquired Companies nor any of their Representative have taken any actions inconsistent with any of the provisions set forth in this Section 4.2, (2) the board of directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable Legal Requirements, (3) at least 48 hours prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person, a reasonably detailed description of such Superior Offer and of the Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, (4) the Company receives from such Person an executed confidentiality and standstill agreement in customary form, and in any event containing provisions no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement dated April 28, 2005, between Parent and Houlihan Lokey on behalf of the Company (the "CONFIDENTIALITY AGREEMENT"), unless a confidentiality and standstill agreement on substantially the same terms and conditions as the Confidentiality Agreement has been executed by such Person prior to the date of this Agreement, and (5) contemporaneously with furnishing any additional nonpublic information to such Person, the Company furnishes such additional nonpublic information to Parent (to the extent such nonpublic information has not been previously Delivered by the Company to Parent) provided, that this
Section 4.2(a) shall not prohibit the Company's board of directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Companies, whether or not such Representative is purporting to act on behalf of any of the Acquired Companies, shall be deemed to constitute a breach of this Section 4.2 by the Company.

            (b) The Company shall promptly (and in no event later than one business day after receipt by any officer or director of the Company or by any employee of the Company's financial advisors or outside legal counsel of any inquiry or proposal or offer related to an Acquisition Transaction or any request for nonpublic information from a Person that could reasonably be expected to make an Acquisition Transaction) advise Parent in writing of any inquiry or proposal or offer related to an Acquisition Transaction or any request for nonpublic information relating to any of the Acquired Companies (including the identity of the Person making or submitting such Acquisition Proposal or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall promptly notify Parent in writing of any material modification to any such inquiry, proposal or offer or request related to an Acquisition Transaction.

            (c) Except upon the future receipt of a Superior Offer, the Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Transaction.

            (d) At the Effective Time, the Company will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality, standstill or similar agreement in connection with its consideration of a possible Acquisition Transaction to return or certify the destruction of, as the case may be, all confidential information heretofore furnished to such Person by or on behalf of the Company.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

      5.1 PROXY STATEMENT. As promptly as practicable after the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement. The Company shall cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff. The Company shall cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing a definitive Proxy Statement with the SEC. The Company and Parent shall promptly furnish to the other party all information concerning such party and, with respect to the Company, the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section
5.1. If any event relating to any of the Acquired Companies occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent and shall file such amendment or supplement with the SEC and mail such amendment or supplement to the Company stockholders, as promptly as is reasonably practicable thereafter.

      5.2 COMPANY STOCKHOLDERS' MEETING.

            (a) The Company shall call, give notice of and hold a meeting of the Company stockholders to vote on a proposal to adopt this Agreement (the "COMPANY STOCKHOLDERS' MEETING"). The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the mailing of the Proxy Statement to the Company stockholders. Each of the Company and Parent shall ensure that all proxies solicited by or on behalf of the Company or Parent in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

            (b)Subject to Section 5.2(c), the Proxy Statement shall include a statement that the board of directors of the Company recommends that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (the recommendation of the Company's board of directors that the Company's stockholders vote to adopt this Agreement being referred to as the "COMPANY BOARD RECOMMENDATION"). Subject to Section 5.2(c), the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

            (c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, (i) the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent and such recommendation may be included in the Proxy Statement (or the withdrawal of the Company Board Recommendation may be noted therein) if, and only if: (A) an Acquisition Proposal to acquire all of the outstanding shares of Company Common Stock is made to the Company and is not withdrawn; (B) the Company provides Parent with at least one business days' prior notice of any meeting of the Company's board of directors at which the board of directors will consider and determine whether such Acquisition Proposal is a Superior Offer; (C) the Company's board of directors determines in good faith (after consultation with the Company's financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes a Superior Offer; (D) the Company's board of directors determines in good faith, after consultation with the Company's outside legal counsel, that, in light of such Superior Offer, the withdrawal or modification of the Company Board Recommendation is required in order for the Company's board of directors to comply with its fiduciary obligations to the Company's stockholders under applicable Legal Requirements; (E) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within one business day after Parent receives written notice from the Company confirming that the

Company's board of directors has determined that such Acquisition Proposal is a Superior Offer; (F) the Company shall have released Parent from the provisions of any standstill or similar agreement restricting Parent from acquiring securities of the Company; and (G) neither the Acquired Companies nor any of their Representatives have taken any actions inconsistent with any of the provisions set forth in this Section 5.2.

            (d) The Company's obligation to call, give notice of and hold the Company Stockholders' Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

      5.3 REGULATORY APPROVALS. The Company and Parent shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (a) any inquiries or requests received from the Federal Trade Commission or the DOJ for additional information or documentation and (b) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade Legal Requirement. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries' ability to retain, any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided however, that any such action is conditioned upon the consummation of the Merger and such action when taken together with any similar action by Parent could not have a Parent Material Adverse Effect at and after the Effective Time.

      5.4 EMPLOYEE BENEFITS. Parent agrees that all employees of the Company who continue employment with Parent or the Surviving Corporation after the Effective Time ("CONTINUING EMPLOYEES") shall be eligible to continue to participate in the Surviving Corporation's retirement, health, vacation and other non-equity based employee benefit plans; provided, however, that nothing in this Section
5.4 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such retirement, health, vacation or other employee benefit plan at any time. Nothing in this Section 5.4 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent and, subject to any other binding written agreement between an employee and Parent or the Surviving Corporation, the employment of each Continuing Employee shall be "at will" employment. Notwithstanding the foregoing, effective as of the Closing Date, the Acquired Companies shall terminate any and all Company Employee Plans that are intended to include a Code
Section 401(k) arrangement (unless Parent provides written notice to the Company that one or more of such 401(k) plans shall not be terminated).

      5.5 INDEMNIFICATION OF OFFICERS AND DIRECTORS. All rights to indemnification existing in favor of those Persons who are or were directors and officers of the Company (the "INDEMNIFIED PERSONS") for acts and omissions occurring prior to the Effective Time, as provided in the Company Constituent Documents (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement and as disclosed in the schedules hereto), shall survive the Merger.

      5.6 ADDITIONAL AGREEMENTS.

            (a) Subject to Section 5.6(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to
Section 5.6(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

            (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement to: (i) dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Companies to dispose of any assets; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Companies to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property, or to commit to cause any of the Acquired Companies to license or otherwise make available to any Person any technology, software or other Company Intellectual Property; (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Companies to hold separate any assets or operations; (v) make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Companies; or (vi) contest any Legal Proceeding relating to the Merger if Parent determines in good faith that contesting such Legal Proceeding might not be advisable.

            (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of (i) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that could cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (ii) any material breach of any covenant or obligation of the Company that, in each case of clauses (i) and (ii), could make the timely satisfaction of any condition set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 5.6(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

            (d) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of (i) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that could cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (ii) any material breach of any covenant or obligation of Parent that, in each case of clauses (i) and (ii), could make the timely satisfaction of any condition set forth in
Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Parent Material Adverse Effect on Parent. No notification given to the Company pursuant to this Section 5.6(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

      5.7 DISCLOSURE. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor the Company shall, and neither Parent nor the Company shall permit any of their respective affiliates, Subsidiaries or Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) the other party shall have approved such disclosure, or (b) the other party shall have been advised in writing by its outside legal counsel that such disclosure is required by any applicable Legal Requirement; provided, however, that no such consultation or agreement shall be required by either party if, prior to the date of such release or public statement, the Company shall have withheld, withdrawn, modified or refrained from making its recommendation in favor of adoption of this Agreement in compliance with Section 5.2(c). Notwithstanding anything to the contrary set forth herein, the parties to this Agreement acknowledge and agree that any party to this Agreement (and any employee, shareholder, representative or other agent of any party hereto) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated under this Agreement (the "TRANSACTION") and all materials of any kind (including opinions or other tax analyses) that are provided to the party relating to such tax treatment and tax structure; provided however that such disclosure may not be made to the extent reasonably necessary to comply with any applicable Legal Requirement; provided further that (i) the "tax treatment" of the Transaction means the purported or claimed Tax treatment of the Transaction, and (ii) the "tax structure" of the Transaction means any fact that may be relevant to understanding the purported or claimed Tax treatment of the Transaction. The preceding sentence is intended to cause the Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.

      5.8 ACCESS AND INVESTIGATION.

            (a) During the Pre-Closing Period, subject to applicable antitrust laws and regulations relating to the exchange of information, each of the Acquired Companies shall: (i) provide Parent and Parent's Representatives with reasonable access to the Acquired Companies' Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies (including the status of product development efforts); and (ii) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request.

            (b) During the Pre-Closing Period, subject to applicable antitrust laws and regulations relating to the exchange of information, Parent shall, and shall cause the respective Representatives of Parent to: (i) provide the Company and the Company's Representatives with reasonable access to Parent's Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent; and (ii) provide the Company and the Company's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as the Company may reasonably request.

      5.9 OFFICERS' AND DIRECTORS' INSURANCE. The Parent shall cause the Surviving Corporation to arrange for and maintain as of the Effective Time, a "run-off" insurance policy that provides directors' and officers' liability insurance coverage to the fullest extent permitted under the TBCA for the Persons who were officers and directors of the Company as of the date hereof. The "run-off" insurance policy shall be in the amount of at least $30,000,000 and shall cover any claims arising from facts or events that occurred on or before the Effective Time and for a period of three (3) years or longer after the Effective Time, but in no event at a cost to Parent in excess of $500,000.

      5.10 CONSENTS. The Company shall use its commercially reasonable efforts to obtain and deliver to Parent the Consents set forth on Schedule 2.18 on or prior to the Closing Date.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT.

      The obligations of Parent to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

      6.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of the
Company: (a) set forth in Section 2.3 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any failure to be true and correct that would be immaterial to Parent; and (b) set forth in Sections 2.1, 2.2 and 2.4 through 2.24 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations or warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      6.2 PERFORMANCE OF COVENANTS. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

      6.3 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

      6.4 AGREEMENTS AND DOCUMENTS. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1 through 6.3 and
6.5 through 6.15 have been duly satisfied.

      6.5 NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect; provided, however, that for the purposes of this Section 6.5, there shall not be deemed to be a Company Material Adverse Effect unless and until Parent provides written notice to the Company of the failure of this condition by reason of a Company Material Adverse Effect and in such notice specifically identifies and describes the nature and extent of such Company Material Adverse Effect.

      6.6 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated; and any Consent required under any Legal Requirement shall have been obtained.

      6.7 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

      6.8 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries any damages; (c) seeking to prohibit or limit in any respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) which could adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Companies; or (e) seeking to compel Parent or the Company, or any Subsidiary of Parent or the Company, to dispose of or hold separate any assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

      6.9 NO OTHER LITIGATION. Since the date of this Agreement, there shall not be pending any Legal Proceeding in which any Person other than a Governmental Body is a party and could be reasonably likely to have a Company Material Adverse Effect.

      6.10 APPRAISAL RIGHTS. Appraisal rights shall not have been properly demanded by Dissenting Stockholders of the Company pursuant to Section 5.12 of the TBCA for shares of the Company Common Stock in a number greater than 5% of the Company Common Stock (on a fully diluted basis) issued and outstanding immediately prior to the Effective Time.

      6.11 COMPANY LEGAL OPINION. Parent shall have received the legal opinion of Lidji & Dorey, A Professional Corporation, counsel to the Company, in form and substance reasonably satisfactory to Parent.

      6.12 TERMINATION OF OPTIONS. The Company shall have terminated (a) all Company Options and (b) all of the Company Option Plans and shall have received from each holder of Company Options and delivered to Parent an executed release substantially in the form attached hereto as Exhibit B.

      6.13 TERMINATION OF CREDIT AGREEMENT. The Company shall have delivered to Parent evidence of the (a) termination of that certain Loan Agreement, dated December 17, 2004, by and between Lancer Partnership, Ltd. and International Bank of Commerce, and all other agreements entered into in connection therewith, and (b) release of all liens on any assets of the Acquired Companies held by International Bank of Commerce to secure such Loan Agreement and related documents.

      6.14 TRANSFER OF EQUITY INTERESTS HELD BY THIRD PARTIES. The Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the transfer of all equity interests in any Subsidiary of the Company held by any Person or Entity other than the Company or a Subsidiary of the Company.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

      The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

      7.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of Parent contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date).

      7.2 PERFORMANCE OF COVENANTS. Each covenant and obligation that Parent is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

      7.3 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted by of the vote of the Company stockholders required by applicable Legal Requirements.

      7.4 DOCUMENTS. The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent, confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

      7.5 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation shall have been obtained.

      7.6 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

      7.7 LEGAL OPINION. The Company shall have received a legal opinion from Paul Hastings, Janofsky & Walker, LLP, legal counsel to the Parent, in form and substance reasonably satisfactory to the Company.

      7.8 PAYMENT OF EXCHANGE FUND. The Parent shall have delivered the Exchange Fund (by wire transfer of immediately available funds) to the Exchange Agent.

SECTION 8. TERMINATION

      8.1 TERMINATION. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

            (a) by mutual written consent of Parent and the Company;

            (b) by either Parent or the Company if the Merger shall not have been consummated by March 15, 2006 (the "TERMINATION DATE"); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this
Section 8.1(b) if the failure to consummate the Merger by the Termination Date is primarily attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time; and provided, further that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) unless the Company shall have made the payment required to be made to Parent pursuant to
Section 8.3(c)(i), if applicable.

            (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, including the commencement of any Legal Proceeding, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided, however, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used reasonable efforts to remove such order, decree, ruling or any such other action) or if any Legal Requirement promulgated or enacted by any Governmental Body after the date of this Agreement that prohibits the consummation of the Merger shall be in effect;

            (d) by either Parent or the Company if (i) the Company Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Company Stockholders' Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have made the payments required to be made to Parent pursuant to Section 8.3(b) or Section 8.3(c)(ii), as applicable.

            (e) by Parent if a Triggering Event shall have occurred;

            (f) by Parent if (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such earlier date), or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied as of the time such representation or warranty shall have become inaccurate (assuming the Closing Date were as of such time), or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied as of the time of such breach (assuming the Closing Date were as of such time); provided, however, that if any such inaccuracy of any of the Company's representations and warranties or a material breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure any such inaccuracies or breaches, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach until 20 days subsequent to the date on which Parent sends Company written notice of such inaccuracy or breach; or

            (g) by the Company if (i) any of Parent's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied as of the time such representation or warranty shall have become inaccurate (assuming the Closing Date were as of such time), or (ii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in
Section 7.2 would not be satisfied as of the time of such breach (assuming the Closing Date were as of such time); provided, however, that if an inaccuracy in any of Parent's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach until 20 days subsequent to the date on which Company sends Parent written notice of such inaccuracy or breach.

            (h) by the Company, if a Superior Offer is received by the Company and the Company's board reasonably determines in good faith, after consultation with outside legal counsel that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Offer in order to not be inconsistent with its fiduciary duties under all Legal Requirements; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(h) unless (i) the Company has complied with its obligations under Section 4.2, (ii) three (3) business days have elapsed following delivery to Parent by the Company of a written notice of such determination by the Company's board that includes the terms and conditions of such Superior Offer and (iii) the Company shall have made the payment required to be made to Parent pursuant to
Section 8.3(c)(iv).

      8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.2, Section 8.3 and
Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement.

      8.3 EXPENSES; TERMINATION FEES.

            (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants' fees, incurred in connection with the filing by the parties hereto of the pre-merger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

            (b) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) or Section 8.1(f), the Company shall pay to Parent an amount equal to the aggregate amount of the reasonable and documented expenses, including legal and other professional fees, incurred by Parent or any of its affiliates in connection with the transactions contemplated under this Agreement (the "EXPENSE AMOUNT") promptly, but in no event later than two business days following such termination.

            (c) In the event that

                  (i) (a) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b), and (B) at or prior to the time of the termination of this Agreement a proposal or offer related to an Acquisition Transaction shall have been disclosed, announced, commenced, submitted or made and the Company shall not have sent to its securityholders, within ten (10) business days after any such disclosure, announcement, commencement or submission, a statement disclosing that the Company recommends rejection of such Acquisition Transaction; or

                  (ii) (a) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), and (B) at or prior to the time of the termination of this Agreement a proposal or offer related to an Acquisition Transaction shall have been disclosed, announced, commenced, submitted or made and the Company shall not have sent to its securityholders, within ten (10) business days after any such disclosure, announcement, commencement or submission, a statement disclosing that the Company recommends rejection of such Acquisition Transaction;

                  (iii) this Agreement is terminated by Parent pursuant to
Section 8.1(e), or

                  (iv) this Agreement is terminated by Company pursuant to
Section 8.1(h),

then, in each case of clauses (i) through (iv) above, the Company shall pay to Parent, in cash at the time specified in Section 8.3(d), a nonrefundable fee in the amount equal to $6,600,000 (the "TERMINATION FEE").

            (d) In the case of termination of this Agreement by the Company pursuant to Section 8.1(b) or Section 8.1(d), which results in the payment of a Termination Fee pursuant to Section 8.3(c), the Termination Fee shall be paid by the Company simultaneously with or prior to, and in either case as a condition precedent to, the termination of this Agreement by the Company. In the case of termination of this Agreement by Parent pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(e), the Termination Fee shall be paid by the Company within two (2) business days after such termination.

            (e) If the Company fails to pay when due any amount payable under this Section 8.3, then the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the "PRIME RATE" (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

            (f) The Company acknowledges that the agreements contained in this
Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. The Company acknowledges that it is obligated to pay to Parent any amounts due pursuant to this Section 8.3 whether or not the Company stockholders have approved this Agreement.

SECTION 9. MISCELLANEOUS PROVISIONS

      9.1 AMENDMENT. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after adoption of this Agreement by the Company stockholders); provided, however, that after any such adoption of this Agreement by the Company's stockholders, no amendment shall be made which by any Legal Requirement requires further approval of the Company stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.2 WAIVER.

            (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      9.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

      9.4 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement and the other agreements referred to herein constitute the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

      9.5 APPLICABLE LAW; JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this
Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.8.

      9.6 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

      9.7 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect, provided that Parent may assign its rights under this Agreement to any of its Affiliates, but further provided that no such assignment by Parent will relieve Parent of its obligations hereunder. Except as provided in Section 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      9.8 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given (i) on the day of delivery if delivered by hand or facsimile (with confirmation of delivery), (ii) on the first business day after being sent by overnight courier or overnight express delivery service or (iii) on the second business day after being sent by registered overnight mail, return receipt requested, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

            IF TO PARENT:

            HOSHIZAKI AMERICA, INC.
            618 Highway 74 South
            Peachtree City, GA  30269
            Attn: Youki Suzuki
            Fax: (770) 487-6391

            WITH A COPY TO (WHICH COPY SHALL NOT CONSTITUTE NOTICE):

            PAUL, HASTINGS, JANOFSKY & WALKER LLP
            600 Peachtree Street, N.E., Suite 2400
            Atlanta, GA  30308
            Attn: Wayne Bradley
            Fax: (404) 685-5202

            IF TO THE COMPANY:

            LANCER CORPORATION
            6655 Lancer Blvd.
            San Antonio, TX  78219
            Attn: Christopher D. Hughes
            Fax: (210) 310-7252

            WITH A COPY TO (WHICH COPY SHALL NOT CONSTITUTE NOTICE):

            LIDJI & DOREY
            500 N. Akard, Suite 3500
            Dallas, TX  75201
            Attn: Brian Lidji
            Fax: (214) 774-1212

      9.9 CONSTRUCTION.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                HOSHIZAKI AMERICA, INC.

                                By:  /s/ Youki Suzuki
                                   ----------------------------------------

                                    Youki Suzuki

                                    President and Chief Executive Officer

                                LANCER CORPORATION

                                By: /s/ Christopher D. Hughes
                                   ----------------------------------------

                                    Christopher D. Hughes

                                    President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

"ACQUIRED COMPANIES" shall have the meaning ascribed to such term in Section 2.1 hereof.

"ACQUIRED COMPANY CONTRACT" shall mean any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any asset of any of the Acquired Companies is bound or under which any of the Acquired Companies has any obligation; or (c) under which any of the Acquired Companies has any right or interest.

"ACQUIRED COMPANY RETURNS" shall have the meaning ascribed to such term in
Section 2.12 hereof.

"ACQUISITION PROPOSAL" shall mean any bona fide, unsolicited, written proposal (which is not withdrawn) contemplating or otherwise relating to any Acquisition Transaction.

"ACQUISITION TRANSACTION" shall mean any transaction or series of transactions involving:

            (a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization tender offer, exchange offer or other similar transaction in which (i) any of the Acquired Companies is a constituent corporation or (ii) any of the Acquired Companies issues securities representing more than 5% of the outstanding securities of any class of voting securities of any of the Acquired Companies;

            1. any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 5% or more of the consolidated net revenues, net income or assets of the Acquired Companies; or

            2. any liquidation or dissolution of any of the Acquired Companies.

"AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such other Person.

"AGREEMENT" shall have the meaning ascribed to such term in the Preamble hereto.

"CERTIFICATE OF MERGER" shall have the meaning ascribed to such term in Section
1.3 hereof.

"CLOSING" shall have the meaning ascribed to such term in Section 1.3 hereof.

"CLOSING DATE" shall have the meaning ascribed to such term in Section 1.3 hereof.

"COCA-COLA AGREEMENT" shall have the meaning ascribed to such term in Section
2.24 hereof.

"COMPANY" shall have the meaning ascribed to such term in the Preamble hereto.

"COMPANY BALANCE SHEET" shall have the meaning ascribed to such term in Section 2.4(b) hereof.

"COMPANY BALANCE SHEET DATE" shall have the meaning ascribed to such term in
Section 2.4(b) hereof.

"COMPANY BOARD RECOMMENDATION" shall have the meaning ascribed to such term in
Section 5.2(b) hereof.

"COMPANY COMMON STOCK" shall mean the common stock, $0.01 par value per share, of the Company.

"COMPANY CONSTITUENT DOCUMENTS" shall have the meaning ascribed to such term in
Section 2.1 hereof.

"COMPANY DISCLOSURE SCHEDULES" shall have the meaning ascribed to such term in
Section 2 hereof.

"COMPANY EMPLOYEE PLANS" shall have the meaning ascribed to such term in Section 2.13(a) hereof.

"COMPANY FINANCIAL STATEMENTS" shall have the meaning ascribed to such term in
Section 2.4(b) hereof.

"COMPANY INTELLECTUAL PROPERTY" shall have the meaning ascribed to such term in
Section 2.6(a)(ii) hereof.

"COMPANY INTERNATIONAL PLAN" shall have the meaning ascribed to such term in
Section 2.13(e) hereof.

"COMPANY MATERIAL ADVERSE EFFECT" shall mean an event, violation, breach, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute a breach of any of the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) which has or would reasonably be expected to have or give rise, to a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Companies taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that such event, circumstance or matter shall not be considered a Company Material Adverse Effect if it results from or relates to changes generally in the United States economy or the food service industry, or is primarily caused by or related to the announcement or pendency of the Merger.

"COMPANY OPTION PLANS" shall have the meaning ascribed to such term in Section 2.3(b) hereof.

"COMPANY OPTIONS" shall have the meaning ascribed to such term in Section 2.3(b) hereof.

"COMPANY REGISTERED INTELLECTUAL PROPERTY" shall have the meaning ascribed to such term in Section 2.6(b) hereof.

"COMPANY SEC DOCUMENTS" shall have the meaning ascribed to such term in Section 2.4(a) hereof.

"COMPANY STOCK CERTIFICATE" shall have the meaning ascribed to such term in
Section 1.6 hereof.

"COMPANY STOCKHOLDERS MEETING" shall have the meaning ascribed to such term in
Section 5.2(a) hereof.

"CONFIDENTIALITY AGREEMENT" shall have the meaning ascribed to such term in
Section 4.2(a) hereof.

"CONSENT" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

"CONTINUING EMPLOYEES" shall have the meaning ascribed to such term in Section
5.4 hereof.

"CONTRACT" shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

"DELIVERED" shall mean with respect to any document or Contract required to be delivered to Parent by the Company pursuant to Section 2 of this Agreement that such document has either been physically delivered to Parent, posted on the Project Fizz Data Site hosted by Merrill Corporation, has been made available to Parent for review or is publicly available in the Company's SEC Documents.

"DISSENTING SHARES" shall have the meaning ascribed to such term in Section 1.8 hereof.

"DOJ" shall have the meaning ascribed to such term in Section 2.4(a) hereof.

"DOMAIN NAMES" shall have the meaning ascribed to such term in Section 2.6(a)(i) hereof.

"EFFECTIVE TIME" shall have the meaning ascribed to such term in Section 1.3 hereof.

"ENCUMBRANCE" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distraint sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings disclosed pursuant to this Agreement and as to which adequate reserves have been established to the extent required by GAAP.

"ENTITY" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

"ENVIRONMENTAL LAW" means any Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling of or exposure of any individual to Materials of Environmental Concern.

"ERISA" shall have the meaning ascribed to such term in Section 2.13(a) hereof.

"EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

"EXCHANGE AGENT" shall have the meaning ascribed to such term in Section 1.7(a) hereof.

"EXCHANGE FUND" shall have the meaning ascribed to such term in Section 1.7(a) hereof.

"EXPENSE AMOUNT" shall have the meaning ascribed to such term in Section 8.3(b) hereof.

"FRANK" shall have the meaning ascribed to such term in Section 6.16 hereof.

"GAAP" shall have the meaning ascribed to such term in Section 2.4(b) hereof.

"GOVERNMENTAL AUTHORIZATION" shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

"GOVERNMENTAL BODY" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;
(b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

"HMO" shall have the meaning ascribed to such term in Section 2.13(b).

"HOULIHAN LOKEY" shall have the meaning ascribed to such term in Section 2.20 hereof.

"HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"INDEMNIFIED PERSONS" shall have the meaning ascribed to such term in Section
5.5 hereof.

"INTELLECTUAL PROPERTY" shall have the meaning ascribed to such term in Section 2.6(a)(i) hereof.

"KNOWLEDGE" shall mean with respect to the Company, the actual knowledge of the Company's officers, directors and other senior managers, or the knowledge that any such officer, director or senior manager should reasonably be expected to have after due inquiry of relevant books and records, personnel or employees of the Acquired Companies.

"LEGAL PROCEEDING" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

"LEGAL REQUIREMENT" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD).

"MATERIAL CONTRACT" shall have the meaning ascribed to such term in Section 2.7(a) hereof.

"MATERIALS OF ENVIRONMENTAL CONCERN" shall mean all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Legal Requirement or that is otherwise a danger to health, reproduction or the environment.

"MERGER" shall have the meaning ascribed to such term in the Recitals hereto.

"MERGER SUB" shall have the meaning ascribed to such term in the Preamble hereto.

"NASD" shall mean the National Association of Securities Dealers, Inc.

"OWNED REAL PROPERTY" shall have the meaning ascribed to such term in Section 2.15(a) hereof.

"PARENT" shall have the meaning ascribed to such term in the Preamble hereto.

"PARENT DISCLOSURE SCHEDULES" shall have the meaning ascribed to such term in
Section 3 hereof.

"PARENT COMMON STOCK" shall mean the Common Stock, $0.01 par value per share, of Parent.

"PARENT CONTRACT" shall mean any Contract: (a) to which Parent is a party; (b) by which Parent or any asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation; or (c) under which Parent has or may acquire any right or interest.

"PARENT MATERIAL ADVERSE EFFECT" shall mean any violation, inaccuracy, circumstance or other matter will be deemed to have a material adverse effect on Parent if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute a breach of any of the representations and warranties set forth in the Agreement) which has or would reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement.

"PERSON" shall mean any individual, Entity or Governmental Body.

"PRE-CLOSING PERIOD" shall have the meaning ascribed to such term in Section 4.1(a) hereof.

"PRICE PER SHARE" shall have the meaning ascribed to such term in Section 1.5(a)(ii) hereof.

"PROXY STATEMENT" shall mean the proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

"PTO" shall have the meaning ascribed to such term in Section 2.6(b) hereof.

"REAL PROPERTY LEASES" shall have the meaning ascribed to such term in Section 2.15(b) hereof.

"REGISTERED INTELLECTUAL PROPERTY" shall have the meaning ascribed to such term in Section 2.6(a)(iii) hereof.

"REPRESENTATIVES" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

"REQUIRED COMPANY STOCKHOLDER VOTE" shall have the meaning ascribed to such term in Section 2.17 hereof.

"SEC" shall mean the United States Securities and Exchange Commission.

"SEC/DOJ COMMUNICATION" shall have the meaning ascribed to such term in Section 2.4(a) hereof.

"SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

"SOX" shall have the meaning ascribed to such term in Section 2.4(e) hereof.

"SPA" shall have the meaning ascribed to such term in Section 2.24 hereof.

"STOCK RIGHTS" shall have the meaning ascribed to such term in Section 2.3(c) hereof.

"SUBSIDIARY" shall mean an entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or more than 50% of the outstanding equity or financial interests of such Entity.

"SUPERIOR OFFER" shall mean an Acquisition Proposal on terms that the board of directors of the Company determines, in its good faith judgment, after consultation with its financial advisor of nationally recognized reputation to be more favorable to the Company's stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not irrevocably committed.

"SURVIVING CORPORATION" shall have the meaning ascribed to such term in Section
1.1 hereof.

"TAX" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

"TAX RETURN" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

"TBCA" shall have the meaning ascribed to such term in Section 1.2 hereof.

"TERMINATION DATE" shall have the meaning ascribed to such term in Section 8.1(b) hereof.

"TERMINATION FEE" shall have the meaning ascribed to such term in Section 8.3(c) hereof.

"TRADEMARKS" shall have the meaning ascribed to such term in Section 2.6(a)(i) hereof.

A "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend that the Company's stockholders vote to adopt this Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (iii) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Transaction other than the Merger; (iv) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Transaction other than the Merger; (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (vi) an Acquisition Transaction (other than the Merger) is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Transaction (other than the Merger) or fails to reaffirm the Company Board Recommendation at the request of Parent within ten
(10) business days after such Acquisition Transaction is announced.

"VOTING AGREEMENTS" shall have the meaning ascribed to such term in the Recitals hereto.

                                    EXHIBIT B

                          FORM OF OPTION HOLDER RELEASE

                        OPTION HOLDER CONSENT AND RELEASE

      THIS OPTION HOLDER CONSENT AND RELEASE (this "AGREEMENT") is entered into as of ___________ __, 200_, by and among Lancer Corporation (the "COMPANY"), a Texas corporation, Hoshizaki America, Inc. ("PARENT"), a Georgia corporation and the undersigned holder ("OPTION HOLDER") of an option to acquire shares of common stock, par value $0.01 per share, of the Company (the "COMMON STOCK") pursuant to the Stock Options described on Exhibit A attached hereto (the "OPTIONS").

                                    RECITALS

      A. Option Holder has been granted the Options to purchase shares of Common Stock under the Company's 1996 Stock Incentive Plan and/or the Company's Stock Option Plan of 2002, as described on Exhibit A attached hereto. The Options are outstanding as of the date hereof.

      B. The Company has entered into that certain Agreement and Plan of Merger, dated as of October, __, 2005, by and among Parent and the Company (the "MERGER AGREEMENT;" all capitalized terms not otherwise defined in this Agreement shall have the meanings given them by the Merger Agreement), which provides for the merger of a designee of Parent to be formed as a corporation under the laws of the State of Texas with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent or an Affiliate of Parent (the "MERGER"). A copy of the Merger Agreement and a disclosure statement describing the terms of the Merger as they will apply to the Option have been provided to Option Holder.

                                    AGREEMENT

      In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties consent and agree as follows.

      1. Termination and Conversion of Option. Subject to the consummation of the Merger and effective upon the Effective Time of the Merger, the Options shall, without any action on the part of Parent, the Company or Option Holder, become fully vested and exercisable, and be converted into and become solely a right to receive an amount in cash equal to the product of (a) (i) the total number of shares of Company Common Stock subject to such Options, multiplied by
(ii) an amount equal to the remainder of (A) the Price Per Share, less (B) the exercise price per share of each Option, as described on Exhibit A attached hereto, less (b) the amount of all applicable withholding taxes, if any, required to be withheld with respect to such payment.

      2. Release. Subject to the consummation of the Merger and effective upon the Effective Time of the Merger, such consideration described in Section 1 above shall be paid to Option Holder as promptly as practicable following the Effective Time and shall be in full satisfaction of any and all claims or potential claims of Option Holder (or his or her personal representatives, successors, heirs, assigns and beneficiaries) against the Company, Parent, and each of their respective past, present or future officers, directors, employees, parent entities, subsidiaries, Affiliates, trustees, agents, attorneys, representatives, principals, members, partners, shareholders, successors, predecessors and assigns (collectively, the "RELEASED PARTIES") from any and all actions, causes of action, suits, debts, attorneys' fees, claims and demands whatsoever, in law or in equity, whether known or unknown, which Option Holder ever had, now has or hereafter may have by reason of any matter, cause or thing whatsoever, from all times prior to the date hereof that arise out of or are related directly or indirectly to the Options.

      3. Miscellaneous.

            a. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law by a court of competent jurisdiction, and if the rights or obligations of any party hereto under this Agreement shall not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

            b. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      4. Governing Law and Entire Agreement. This Agreement shall be governed in all respects, whether as to its validity, construction, capacity, performance, or otherwise, by the laws of the State of Delaware, without regard to its principles of conflict of laws. This Agreement shall constitute the entire agreement between the parties hereto with regard to the subject matter hereof, and shall be binding upon their respective successors, heirs, assigns and beneficiaries (to the extent applicable).

OPTION HOLDER                               LANCER CORPORATION

__________________________________          ___________________________________
                                            Name:  ____________________________
__________________________________          Title: ____________________________
Name Printed

__________________________________
Address

__________________________________          HOSHIZAKI AMERICA, INC.
City, State and Zip Code

                                            __________________________________
                                            Name: ____________________________
                                            Title: ____________________________

                                    EXHIBIT A

                           OPTION HOLDER CONSIDERATION

Name of Option Holder

Option Grant Date

Company Option Plan Under Which Option Granted

Total Number of Shares of Common Stock Under Option

Exercise Price Per Share

Per-Share Merger Consideration Payable To Option Holder

Total Merger Consideration Payable to Option Holder